	Contact:	Contact:
	Trans World Entertainment	Financial Relations Board
	Tom Seaver	Marilynn Meek
	Chief Financial Officer	(mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773

38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES HOLIDAY SALES RESULTS
Comparable store sales decline 2% for December

Albany, NY, January 5, 2012 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported a comparable store sales decrease of 2% for the five-week and nine-week periods ended December 31, 2011. Total sales for the nine-week period were $155 million compared to $187 million for the same period last year, a decrease of 17%. The Company operated an average of 17% fewer stores during the nine-week period as compared to last year.

For the eleven-month period ended December 31, 2011, comparable store sales decreased 3%. Total sales for the period decreased 17% to $505 million compared to $608 million during the same period last year. The Company operated an average of 17% fewer stores during the eleven month period as compared to last year.

Trans World Entertainment is a leading specialty retailer of entertainment products, including music, video, video games, trend, electronics, and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.